AIG Global Investment Corp.

                                 CODE OF ETHICS
                                 --------------

                           EFFECTIVE FEBRUARY 5, 2005

AMENDED:
MAY 10, 2005
SEPTEMBER 2, 2005


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DEFINITIONS..................................................................4

I.  INTRODUCTION.............................................................6

A.  PURPOSE..................................................................6

B.  COMPLIANCE WITH THIS CODE................................................6
   1.  CERTIFICATE OF COMPLIANCE.............................................7
   2.  BOARD APPROVAL........................................................7
   3.  RECORD KEEPING........................................................7

II.  PERSONAL SECURITIES TRANSACTIONS........................................9

A.  TRADING IN GENERAL.......................................................9
   1.  EXEMPT SECURITIES.....................................................9
   2.  CIRCUMSTANCES REQUIRING PRECLEARANCE.................................10
      A.  PRECLEARANCE APPROVAL.............................................10
      B.    PROCEDURES FOR APPROVAL.........................................10
   3.  INITIAL PUBLIC OFFERINGS.............................................10
   4.  PRIVATE PLACEMENTS...................................................10
   5.  SHORT-TERM TRADING PROFITS...........................................11

B.  REPORTING...............................................................12
   1.  DISCLOSURE OF HOLDINGS AND ACCOUNTS..................................12
   2.  TRANSACTIONS FOR ALL ACCESS PERSONS..................................12
      A.    QUARTERLY REPORT................................................13
      B.  ANNUAL HOLDINGS REPORT............................................13

III.  FIDUCIARY DUTIES......................................................14

A.  FRAUDULENT PRACTICES....................................................14

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B.  DISPENSING INFORMATION..................................................14

C.  GIFTS AND ENTERTAINMENT.................................................15

D.  AIG SECURITIES..........................................................15

E.  OUTSIDE BUSINESS ACTIVITIES.............................................15

IV.  INSIDER TRADING........................................................16

A.  MATERIAL INFORMATION....................................................16

B.  NON-PUBLIC INFORMATION..................................................17
   1.  INFORMATION PROVIDED IN CONFIDENCE...................................17
   2.  INFORMATION DISCLOSED IN BREACH OF DUTY..............................18

C.  UNCERTAINTY ABOUT INSIDER TRADING.......................................18

D.  PENALTIES FOR INSIDER TRADING...........................................18

E.  PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING..............19
   1.  TRADING RESTRICTIONS AND REPORTING REQUIREMENTS......................19
   2.  INFORMATION BARRIER POLICY...........................................19
      A.  CROSS-BARRIER PROCEDURES..........................................19
      B.  THE ADVISER WATCH LIST............................................20
         I.  PLACEMENT OF SECURITIES ON/OFF THE ADVISER WATCH LIST..........20
         II.  IMPLEMENTATION AND MONITORING.................................20
      C.  THE ADVISER RESTRICTED LIST.......................................21
         I.  PLACEMENT OF SECURITIES ON/OFF THE ADVISER RESTRICTED LIST.....21
         II.  IMPLEMENTATION AND MONITORING.................................21
   3.  CONFIDENTIALITY......................................................21

APPENDIX A..................................................................23

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                                   DEFINITIONS

ACCESS PERSON: any employee, partner, officer, trustee, director, or any other person who provides investment advice on behalf of the Adviser. Compliance shall notify any person that it deems an Access Person.

     NOTE: FOR PURPOSES OF THIS CODE, A PROHIBITION OR REQUIREMENT APPLICABLE TO ANY ACCESS PERSON APPLIES ALSO TO TRANSACTIONS IN SECURITIES FOR ANY ACCOUNT FOR WHICH THE ACCESS PERSON HAS A BENEFICIAL OWNERSHIP.

ADVISER: AIG Global Investment Corp. (AIGGIC), the registered U.S. investment adviser to which this Code applies.

ADVISORY CLIENT: an entity that has signed an agreement with AIGGIC for the provision of discretionary or non-discretionary investment management services.

BENEFICIAL OWNERSHIP: a direct or indirect Pecuniary Interest in the securities that you have or share. NOTE: IF IN DOUBT AS TO WHETHER YOU HAVE BENEFICIAL OWNERSHIP OF SECURITIES, PLEASE CONSULT THE COMPLIANCE DEPARTMENT.

DISINTERESTED DIRECTOR/NON-EMPLOYEE INVESTMENT COMMITTEE PERSONNEL: a director of any Fund managed by the Adviser who is not in the position to influence the operations of an Advisory Client. Disinterested Directors are currently not subject to the requirements of this Code.

FUND: registered open-end and closed-end investment companies advised or sub-advised by the Adviser.

INVESTMENT PERSONNEL: any employee entrusted with the direct responsibility and authority, either alone or as part of a co-manager team or group, to make investment decisions affecting an Advisory Client's investment plans and interests, as well as other personnel, such as research analysts, trading personnel, individuals who provide information or advice to portfolio managers, and those individuals who execute portfolio manager decisions.

PECUNIARY INTEREST: the opportunity to directly or indirectly profit or share in any profit derived from a transaction in the securities.

PRIVATE PLACEMENT: the sale of a bond or other security directly to a limited number of investors in a private offering.

SECURITIES: Any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, futures contracts and


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options traded on a commodities exchange, including currency futures, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a security or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

COMMODITIES ARE NOT CONSIDERED SECURITIES. HOWEVER, FUTURES AND OPTIONS ON ANY GROUP OR INDEX OF SECURITIES ARE CONSIDERED SECURITIES.

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I.  INTRODUCTION

A.  PURPOSE

The Adviser believes that individual investment activities by its officers and employees should not be prohibited or discouraged. However, the nature of the Adviser's fiduciary obligations does necessarily require some restrictions on the investment activities of the Adviser's directors, officers and employees and members of their families.

This Code of Ethics (the "Code") is intended to address three fundamental principles that must guide the personal investment activities of the Adviser's directors, officers and employees in light of their fiduciary duties:

          (1) PLACE THE INTERESTS OF OUR ADVISORY CLIENTS FIRST. As a fiduciary, you must avoid serving your own personal interests ahead of the interests of our Advisory Clients.

          (2) AVOID TAKING INAPPROPRIATE ADVANTAGE OF YOUR POSITION.

          (3) PERSONAL INVESTING ACTIVITIES MUST BE CONDUCTED IN SUCH A WAY AS TO AVOID EVEN THE APPEARANCE OF A CONFLICT OF INTEREST WITH INVESTMENT ACTIVITIES UNDERTAKEN FOR ADVISORY CLIENTS.

This Code has been adopted pursuant to Rules 17j-1 and 204A-1 under the Investment Company Act of 1940 (the "Company Act") and the Investment Advisers Act of 1940 (the "Advisers Act"), respectively, which requires that every investment company and investment adviser adopt a code of ethics regarding personal investment activities of persons having access to information about portfolio transactions of the Advisory Client portfolio. In addition, Rule 204-2 under the Advisers Act requires that investment advisers keep certain records, regarding personal activities of advisory personnel, which must be available for inspection by representatives of the Securities and Exchange Commission (the "SEC").

B.  COMPLIANCE WITH THIS CODE

Compliance with this Code and the Federal Securities Laws is a condition of your employment. A violation of this Code may be cause for disciplinary action by the Adviser, including termination of employment. Other disciplinary actions can include warnings, and periods of "probation" during which all personal investment activities (except for specifically approved liquidation of current positions) are prohibited.

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Any transactions which appear to indicate a pattern of abuse of an individual's fiduciary duties to the Advisory Clients of the Adviser will be subject to scrutiny regardless of compliance with the Code.

In addition to this Code, employees of the Adviser may be subject to policies and procedures which have been created by or on behalf of American International Group, Inc. (AIG). This Code shall not supersede any such policies or procedures established by AIG.

YOU ARE REQUIRED TO REPORT ANY VIOLATIONS OF THIS CODE TO THE CHIEF COMPLIANCE OFFICER (OR HIS/HER DESIGNEE). YOU WILL NOT FACE RETALIATION IF YOU ANONYMOUSLY REPORT VIOLATIONS OF THIS CODE. RETALIATION ITSELF CONSTITUTES A VIOLATION OF THIS CODE.

         1.   CERTIFICATE OF COMPLIANCE

              Employees will receive a copy of the Code and any amendments as they are made. Employees must sign and complete an Acknowledgement Form stating that they have read and understood this Code and that they have abided by the provisions stated within. Certification must be made annually, within 30 days of year-end using the Personal Investing Compliance Website at:
              HTTP://DOMINO.AIG.COM/COMPLIANCE/AIGGICPRECLEAR.NSF?OPENDATABASE

         2.   BOARD APPROVAL

              The directors of the Adviser and the directors of each Fund are required to make a determination that this Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of Rule 17j-1 under the Company Act.

              A majority of the Fund's board, including a majority of the Fund's independent directors, is required to:

              a) approve the Code when the Fund initially engages the Adviser;
                 and

              b) approve any subsequent material changes to the Code within six months of the change.

         3.   RECORD KEEPING

              The Compliance Department is responsible for maintaining the following in an easily accessible place, for a period of not less than five years from the end of the fiscal year in which the record was made:

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              a) a copy of this Code;

              b) a record of any violation and of any action taken as a result of such violation;

              c) a list of all persons who, within the last six years, have been required to make reports pursuant to this Code; and

              d) a copy of all reports and approvals filed pursuant to this
                 Code.

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II. PERSONAL SECURITIES TRANSACTIONS

A.  TRADING IN GENERAL

Investment Personnel may not engage in the purchase or sale of Securities of which they have Beneficial Ownership within seven (7) calendar days before and after the transaction:

              (1) is being considered for purchase or sale by an Advisory
                  Client, or
              (2) is being purchased or sold by an Advisory Client.

         1.   EXEMPT SECURITIES

         Exempt Securities are Securities that do not have to be precleared or reported to the Compliance Department.

              The following are Exempt Securities:

                   i. Securities which are direct obligations of the U.S. Government (i.e., U.S. Treasury obligations)

                   ii. Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

                                    HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS ARE
                                    INTERPRETED TO MEAN ANY INSTRUMENT THAT HAS
                                    A MATURITY AT ISSUANCE OF LESS THAN 366 DAYS
                                    AND THAT IS RATED IN ONE OF THE TWO HIGHEST
                                    RATING CATEGORIES BY A NATIONALLY RECOGNIZED
                                    STATISTICAL RATING ORGANIZATION.

                   iii. Shares of registered open-end investment companies, except for affiliated funds (i.e., Brazos, VALIC, SunAmerica).

                   iv.    Futures on broad based indices, such as the S&P 500.

              NOTE: IN ADDITION, THERE ARE CERTAIN TRANSACTIONS THAT ARE DESIGNATED BY THE COMPLIANCE DEPARTMENT AS EXEMPT. THESE ARE DISCUSSED IN APPENDIX A.

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         2.   CIRCUMSTANCES REQUIRING PRECLEARANCE

              Preclearance from the Compliance Department must be obtained prior to purchasing or selling a Security which is not an Exempt Security and which cannot be bought or sold in an Exempt Transaction.

         A. PRECLEARANCE APPROVAL: Once granted, preclearance approval is valid for the same day and next business day. An order which is not executed within that time must be re-submitted for preclearance approval. Approval for a private placement purchase is valid until the closing of the private placement transaction.

              In the event that a "good-till-canceled" limit order is not executed within the same day and the next business day, the order does NOT need to be re-submitted for preclearance, provided that no conditions of the order have changed (i.e. limit price, shares). "Good-till-canceled" orders must be documented on the confirmation received by the Compliance Department.

         B. PROCEDURES FOR APPROVAL: Preclearance approval is requested electronically, using the Personal Investing Compliance Website. If there is difficulty using the automated process, Access Persons may request preclearance by telephone or e-mail. Preclearance will not be given unless a determination is made that the purchase or sale complies with this Code and the foregoing restrictions.

         3.   INITIAL PUBLIC OFFERINGS

              The purchase of equity Securities in initial public offerings
              (IPOs) by Access Persons can create an appearance that such personnel have taken inappropriate advantage of their positions for personal benefit. Therefore, Compliance approval is needed prior to purchasing an IPO. Access Persons are prohibited from using the Adviser's facilities to directly or indirectly purchase an IPO for any non-Advisory Client.

         4.   PRIVATE PLACEMENTS

              Access Persons must obtain prior written approval from the Compliance Department before acquiring Beneficial Ownership of any Securities in a Private Placement. This approval will be given only if it is determined that the investment opportunity should not be reserved for Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position.

              You must disclose your investment in a Private Placement if an investment in the issuer of the Private Placement is being considered for an Advisory Client


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              and  you are involved in the decision making process. A decision to make such an investment must be independently reviewed by your manager or a Managing Director who does not have Beneficial Ownership of any Securities of the issuer.

         5.   SHORT-TERM TRADING PROFITS

              Access Persons are prohibited from realizing profits from selling a security within 60 days of purchase of the position. In addition, Access Persons are prohibited from realizing profits from closing a short position within 60 days of opening the position.

              There are a few exceptions to this prohibition: (1) short-term trades in broad based indices and markets (including treasury securities); (2) covered call strategies; (3) hardship exemptions, which may be approved by the Compliance Department in extreme circumstances; and (4) any other special exemption approved by Compliance PRIOR to the profit being realized. Hardship exemptions and special exemptions must be approved in advance of the short-term trading. Please contact the Compliance Department with any questions.

              The Compliance Department will monitor short trading and address any abuses of short-term trading profits on a case-by-case basis. If an abuse is discovered, Access Persons will be required to disgorge any profits realized on personal trades executed within the 60 days. Day trading by Access Persons is strictly prohibited.

              Personal trading in unusually high volumes is discouraged. Compliance will contact any Access Person deemed to be trading with excessive frequency.

              MARKET TIMING: Market Timing is the short-term trading in and out of U.S. registered investment companies, generally those that are focused on non-U.S. investments using information that is publicly known but not yet reflected in the share price. Furthermore, more sophisticated market timers have been said to take advantage of disparities between the last quoted prices of a fund's underlying portfolio Securities and potentially inaccurate fair-valuing of those Securities. Market timing by Access Persons is strictly prohibited. Moreover, market timing in products advised or sub-advised by AIGGIC is a breach of our fiduciary duty.

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B.  REPORTING

         1.   DISCLOSURE OF HOLDINGS AND ACCOUNTS

              All Access Persons must disclose to the Chief Compliance Officer or other designated persons, whether or not they have Beneficial Ownership, of any Securities, commodities, collective schemes, pooled funds or affiliated mutual fund accounts (i.e. Brazos, VALIC, SunAmerica) within 10 days of commencement of employment (such information must be current as of a date no more than 45 days prior to employment). In addition to this disclosure, all Access Persons are required to provide an Initial Holdings Report for every Security that is Beneficially Owned. If you subsequently open a new account of which you have Beneficial Ownership, you are required to notify Compliance via the Personal Investing Compliance Website within 10 days following the opening of such account. All reports submitted to Compliance will be treated as confidential.

         2.   TRANSACTIONS FOR ALL ACCESS PERSONS

              Access Persons must provide to the Compliance Department, on a timely basis, duplicate copies of confirmations for all transactions in the account. Duplicate copies of periodic statements for the account must also be provided. The Compliance Department will request these documents directly from the broker-dealer identified by each Access Person.

              You are required, within 30 days after the calendar quarter, to complete a report of any transaction in Securities of which you had Beneficial Ownership. An exception will be made if you are out of the office during the entire reporting period. In such a case, you or your manager should notify the Compliance Department and you must report your securities transactions upon your return.

              In addition, you are required to disclose specific information regarding accounts established during the prior quarter. Upon termination of employment with the Adviser, you are required to complete this report, which indicates all transactions in Securities of which you have Beneficial Ownership executed from the date of the last report through the date of termination.

              You must complete the report even if no reportable transactions occurred during the quarter.

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                   A.     QUARTERLY REPORT

                   Reports should be completed via the Personal Investing Compliance Website.

                   B.     ANNUAL HOLDINGS REPORT

                   In addition to the quarterly reports, each Access Person must provide an annual report of their accounts and beneficial holdings within 30 days after the calendar year. The information must be current as of a date no more than 45 days prior to the submission of the report.

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III. FIDUCIARY DUTIES

A.  FRAUDULENT PRACTICES

If you purchase or sell, directly or indirectly, a Security or commodity which is held or is to be acquired by an Advisory Client, you may not:

         (1)  employ any device, scheme or artifice to defraud the Advisory
              Client;

         (2) make any untrue statement of a material fact or omit to state to the Advisory Client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (3) engage in any act, practice or course of business which would operate as a fraud or deceit upon the Advisory Client; or

         (4) engage in any manipulative practice with respect to such Advisory Client.

B.  DISPENSING INFORMATION

Access Persons must obtain prior written approval from a Compliance Officer before dispensing any reports, recommendations, or other information concerning Securities holdings or Securities transactions for Advisory Clients to anyone, other than the clients themselves. No approval is needed if such persons have a business need for this information as a part of their normal duties and activities. Access Persons may disclose this information if:

         (1)  there is a public report containing the same information;

         (2) the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Adviser and their Advisory Clients; or

         (3) the information is reported to directors or trustees of Advisory Clients or to administrators or other fiduciaries of Advisory Clients and if these persons receive the information in the course of carrying out their fiduciary duties.

NOTE: THIS DOES NOT APPLY TO CERTAIN INFORMATION THAT IS REQUIRED TO BE DISPENSED BY REGISTERED INVESTMENT COMPANIES.

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C.  GIFTS AND ENTERTAINMENT

All Access Persons must notify Compliance if they offer or receive a gift greater than $100 dollars. In addition, all Access Persons must obtain prior written approval from Compliance and their supervising Managing Director for any investment opportunity, gift, gratuity, or anything else, other than entertainment or business meals, with a value greater than $150 that was either received from or given to any person or entity that does business, or desires to do business with the Adviser directly or on behalf of an Advisory Client. Gifts in excess of $150 may be accepted on behalf of AIGGIC, and shared among the department receiving the gift. A cash payment, however, in any amount is prohibited.

Access Persons that are registered representatives of AIG Equity Sales Corp. can not offer or receive a gift in excess of $100.

Employees may not give or receive lavish entertainment or business meals without the written approval of their supervisor.

The gifting of Securities is permitted without preclearance. However, these Securities must be reported on the Access Person's Quarterly Report.

D.  AIG SECURITIES

To avoid any actual, potential, or perceived conflict of interest, no Access Person may, for hedging or speculative purposes, engage in options transactions or short sales of AIG common stock.

Senior officers of AIG (i.e., managing director and above) may not engage in market transactions involving AIG securities from the last day of each fiscal quarter until three business days after AIG releases its earnings for that quarter.

E.  OUTSIDE BUSINESS ACTIVITIES

As per the AIG Code of Conduct, all of your outside business activities, including service as a partner, officer, director, owner or trustee, must receive the prior written approval of the Compliance Department. To obtain this approval, please complete the form found on the Compliance Intranet site:
OUTSIDE BUSINESS ACTIVITY FORM. However, service as a partner, officer, director, owner or trustee of a non-profit organization, where you are a volunteer without compensation, does not require approval if there are no conflicts of interest.

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Access Persons must obtain prior written approval from Compliance before serving on the Board of Directors or another governing board of a publicly traded entity. The Compliance Department will determine procedures to prevent the misuse of material, non-public information which may be acquired through board service, and other procedures or investment restrictions which may be required to prevent actual or potential conflicts of interest.

IV. INSIDER TRADING

Insider trading refers to the use of material, non-public information to trade in securities or communications of material, non-public information to others in breach of a fiduciary duty.

Insider trading law generally prohibits:

         (1) Trading by an insider, while in possession of material, non-public information;

         (2) Trading by a non-insider, while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

         (3) Communicating material, non-public information to others in breach of a fiduciary duty.

A.  MATERIAL INFORMATION

Material information is generally information that an investor would consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's earnings. Material information does not have to relate directly to a company's business.

Information is considered material if it relates to matters such as:

         (1)  dividend or earnings expectations;

         (2)  write-downs or write-offs of assets;

         (3) proposals or agreements involving a joint venture, merger, acquisition, divestiture, or leveraged buy-out;

         (4) criminal indictments, civil litigation or government investigations;

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         (5)  substantial changes in accounting methods;

         (6)  major litigation developments;

         (7)  bankruptcy or insolvency; or

         (8)  public offerings or private sales of debt or equity securities.

NOTE: THE ABOVE LIST OF EXAMPLES IS NON-EXHAUSTIVE. IF YOU HAVE QUESTIONS AS TO WHETHER INFORMATION IS MATERIAL, CONSULT THE COMPLIANCE DEPARTMENT.

Information provided by a company can be material because of its expected effect on a particular class of the company's Securities, all of the company's Securities, the Securities of another company, or the Securities of several companies. This policy applies to all types of Securities, as well as any option related to that Security.

B.  NON-PUBLIC INFORMATION

Non-public information is information which has not generally been made available to investors. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also considered non-public information.

For non-public information to become public, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace. Once this information has been distributed, it is no longer subject to insider trading policies. Disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP), a national newspaper (The Wall Street Journal or the New York Times), or a publicly disseminated disclosure document (a proxy statement or prospectus) constitutes public information.

NOTE: GENERALLY INFORMATION IS CONSIDERED NON-PUBLIC UNTIL 24 HOURS AFTER PUBLIC DISCLOSURE FOR PERSONAL SECURITIES INVESTING.

         1.   INFORMATION PROVIDED IN CONFIDENCE

              Occasionally, one or more Access Persons may become temporary insiders because of a fiduciary (a person or entity to whom property is entrusted for the benefit of another) or commercial relationship.

              As an insider, the Adviser has a fiduciary responsibility not to breach the trust of the party that has communicated the material, non-public information by misusing that information. This fiduciary duty arises because the Adviser has entered or has been invited to enter into a commercial relationship with the


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              client or prospective client and has been given access to
              confidential information solely for the corporate purposes of that client. This obligation remains whether or not the Adviser ultimately participates in the transaction.

         2.   INFORMATION DISCLOSED IN BREACH OF DUTY

              Even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. A corporate insider who benefits personally, either directly or indirectly, from an improper tip is considered a tippee. A prohibited personal benefit could include a present or future monetary gain, a reputational benefit, an expectation of quid pro quo from the recipient or the recipient's employer by a gift of the inside information.

              A person may, depending on the circumstances, also become an insider when he or she obtains apparently material, non-public information by happenstance. This includes information derived from social institutions, business gatherings, overheard conversations, misplaced documents, and tips from insiders or other third parties.

C.  UNCERTAINTY ABOUT INSIDER TRADING

Any Access Person who is uncertain as to whether the information he or she possesses is material, non-public information should immediately take the following steps:

         (1)  Report the matter immediately to the Compliance Department;

         (2) Do not purchase or sell the securities on behalf of yourself or others, including Advisory Clients managed by you; and

         (3) Do not communicate the information inside or outside the Adviser, other than to the Compliance Department.

Compliance will instruct you on how to proceed with the issue.

D.  PENALTIES FOR INSIDER TRADING

The penalties for inside trading are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if he or she does not personally benefit from the violation.

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E.  PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

         1.   TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

              a) No Access Person who possesses material, non-public information relating to the Adviser or any of its affiliates or subsidiaries, may buy or sell any securities of the Adviser or engage in any other action to take advantage of, or pass on to others, such information.

              b) No Access Person who obtains material, non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the Securities laws, may buy or sell Securities of that company or otherwise take advantage of, or pass on to others, such information.

              c) Access Persons shall submit reports concerning each Securities transaction and should verify their personal ownership of such Securities.

              d) Access Persons should not discuss any potentially material, non-public information concerning the Adviser or other companies except as specifically required in the performance of their duties.

         2.   INFORMATION BARRIER POLICY

              The Information Barrier Procedures are designed to restrict the flow of inside information and to prevent employees on the public side (i.e., trading desks) from gaining access to material, non-public information which came from the private side.

              The Adviser has implemented a third-party software platform to capture all e-mail communications sent and received by employees. On a routine basis, the Compliance Department will review employees' e-mails to identify any questionable activities.

              For a more detailed description of our Information Barrier Policy, please see the Compliance Manual.

              A.  CROSS-BARRIER PROCEDURES

                  A "cross-barrier communication" is a communication between an employee on the public side and employee on the private. A


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                  communication can be in the form of a conversation, an e-mail, a memo, a research report, or any other communication of an employee's opinion about the value of a security.

                  Access Persons must contact the Compliance Department prior to engaging in an investment-related cross-barrier communication. Access Persons are strictly prohibited from engaging in investment-related communications relating to specific issuers of public securities with other employees on the opposite side of the Information Barrier unless the communication is monitored by the Compliance Department.

                  The employee who was brought across the barrier must always maintain the confidentiality of this material inside information and may use it only for the business purposes for which it was disclosed.

              B.  THE ADVISER WATCH LIST

                  The Adviser Watch List is a highly confidential list of securities about which the Adviser may have received or may expect to receive material, nonpublic information. The contents of the Watch List and any related restrictions imposed by the Legal or Compliance Departments are extremely confidential, and access to the Watch List is very limited.


                      I.  PLACEMENT OF SECURITIES ON/OFF THE ADVISER WATCH LIST

                           A Security will normally be placed on the Watch List when the Adviser has received or expects to receive material, non-public information concerning that Security or its issuer. This usually occurs when the Adviser is involved in an assignment or transaction that has not been publicly announced or when the Adviser otherwise determines that there is a need to monitor the trading activity in such Security.

                           A Security will be removed from the Watch List at the request of the person who initiated placement on the list, usually when the Adviser's involvement in the transaction relating to the Security has ended. Securities may also be removed from the Watch List when they are moved to the Adviser's Restricted List.


                      II.  IMPLEMENTATION AND MONITORING

                           The person who initially places a security on the Watch List is responsible for notifying the Compliance Department when it


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                           should be removed. The Compliance Department has the
                           responsibility of maintaining the Watch List.

                           Trading activity in any Adviser Watch List Security is monitored on a daily basis by the Compliance Department. A retroactive review of trading in the Security is normally performed whenever a Security is placed on the Watch List.

                  C.  THE ADVISER RESTRICTED LIST

                      The Adviser Restricted List is a confidential list of Securities that are subject to restrictions in trading. Restrictions apply to trading for Advisory Clients, proprietary accounts, and trading for employee and related accounts. Securities on the Restricted List are to be kept confidential and are not to be disclosed to anyone outside of AIG.

                      I. PLACEMENT OF SECURITIES ON/OFF THE ADVISER RESTRICTED LIST

                           The placement of a Security on the Restricted List generally restricts all trading in the Security or its issuer. A Security may be placed on the Restricted List for a number of reasons; therefore no inferences should be drawn concerning a company or its securities due to its inclusion on the List.

                           A Security will be removed from the Restricted List at the request of the person who initiated placement on the list, usually when the Adviser's involvement in the transaction relating to the Security has ended.

                      II. IMPLEMENTATION AND MONITORING

                           It is the responsibility of the Compliance Department to place on or to remove a Security from the Restricted List. The Compliance Department has the ultimate responsibility for maintaining the Restricted List. Trading activity in the Restricted List is monitored on a daily basis by the Compliance Department.


         3.   CONFIDENTIALITY

              Extreme care should be taken in order to keep material, non-public information secure. Some procedures to follow are:

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

              a) Place confidential memos or documents in a sealed envelope labeled "Confidential".

              b) Restrict photocopying to only as many copies as necessary.

              c) Keep confidential documents in locked file cabinets when they are not being used, and in manila folders when it is necessary to keep them on your desk.

              d) Log off your PC when leaving the work space, use passwords where appropriate, and store disks in a locked container. Access to computer files containing confidential information must be restricted.

              e) If you are working on a confidential transaction, assign code names to all actual and potential participants. Use these code names on all drafts, documents, and internal memos relating to the transaction, as well as in all discussions concerning the transaction that could be overheard.

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
                                   APPENDIX A

                               EXEMPT TRANSACTIONS
                               -------------------

INTRODUCTION

The Adviser's Code of Ethics provides that no Investment Personnel may engage in the purchase or sale of a Security (other than an Exempt Security) of which he or she has Beneficial Ownership (other than an Exempt Transaction), and which, within seven (7) calendar days before and after the transaction:

     1.  is being considered for purchase or sale by an Advisory Client, or

     2.  is being purchased or sold by an Advisory Client.

The Code further provides that classes of transactions may be designated as Exempt Transactions by the Compliance Department.

DESIGNATION OF EXEMPT TRANSACTIONS

In accordance with the Code, the Compliance Department designated the following classes of transactions as Exempt Transactions, based upon a determination that the transactions do not involve any realistic possibility of a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Advisers Act. Unless otherwise noted, these transactions do not require preclearance, but are subject to the reporting requirements of the Code:

     1. Any transactions in Securities in an account over which you have no direct or indirect influence or control. Such transactions are also exempt from the Code's reporting requirements.

     2. Purchases or sales of Securities which are not eligible for purchase or sale by Advisory Clients, FOR EXAMPLE, SHARES IN CLOSELY HELD OR FAMILY HELD COMPANIES.

     3. Purchases or sales which are non-volitional on the part of the Access Person.

     4.  Purchases of Securities under automatic or dividend reinvestment plans.

     5. Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro-rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

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

     6. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

     7. Acquisitions of securities by the exercise of rights which are granted to borrowers / policyholders of financial institutions which apply for a public listing of their shares and offer "Free" shares to existing borrowers / policyholders.

     8. Any purchase or sale of fixed-income Securities issued by state or municipal governments, their agencies, authorities and instrumentalities.

     9. Any purchase or sale of fixed-income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the U.S. Government.

     10. Any purchases or sales of fixed-income Securities issued by foreign governments.

     11. Purchases of American International Group, Inc. ("AIG") common stock through AIG's Employee Stock Purchase Plan.

     12. Any purchases or sales of shares of registered closed-end investment companies.

     13. Securities purchased or sold in exchange traded funds.

     14. Any purchases or sales of units in a 529 Plan.

     15. Such other purchases and sales of Securities which are designated on the Pre-clearance Exempt List, which is available on the Personal Investing Website, if the trade is for less than 1,000 shares or $100,000 face value in the case of fixed income securities. Securities are added to the Pre-clearance Exempt List on the basis that such transactions (i) are not potentially harmful to any Advisory Client's interest since they would be unlikely to affect a highly institutional market, and (ii) because of the circumstances of the proposed transaction, are clearly not related economically to the Securities to be purchased, sold or held by an Advisory Client, and (iii) will not cause you to gain improperly a personal profit as a result of your relationship with an Advisory Client. The most recent Pre-clearance Exempt List can be located on the compliance Intranet site:
         PRECLEARANCE EXEMPT LIST.

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